UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2015, Smithfield Foods, Inc. (the “Company”) announced that C. Larry Pope, chief executive officer and director, will retire from the Company, effective December 31, 2015, following a distinguished 35-year career. Kenneth M. Sullivan, currently the Company’s president and chief operating officer, will succeed Mr. Pope as chief executive officer upon his retirement.

Mr. Sullivan, age 51, was named president and chief operating officer of the Company earlier this year. He has held a number of positions within the organization including serving as chief financial officer from 2013 to 2015, vice president of finance from 2010 to 2013 and chief accounting officer from 2007 to 2013. Prior to joining the Company in 2003, Mr. Sullivan spent twelve years at large public accounting and consulting firms serving a variety of clients in the manufacturing, technology and government contracting sectors.

The Company issued a press release on November 16, 2015 announcing the foregoing, which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Upon retirement, Mr. Pope will receive a cash payment equal to the sum of (A) his annual base salary ($1.5 million), and (B) the average annual performance-based cash incentive bonus earned by Mr. Pope for 2014 and 2015. In addition, Mr. Pope will receive (i) post-retirement health care benefits until December 31, 2016, and (ii) an additional year of service credit under the Company’s SERP, which will increase Mr. Pope’s pension value by approximately $940 thousand upon retirement.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits

99.1    Press Release dated November 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: November 20, 2015	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 99.1    Press release dated November 16, 2015.